EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

                                                     YEAR ENDED OCTOBER 31,
                                             -----------------------------------
                                                1997          1996        1995
                                             ---------     ---------    --------
Primary:

Average shares outstanding                     8,430          8,202       8,284

Net effect of dilutive stock
 options - based on the
 treasury stock method using
 average market price                             75            160         ---
                                              ------        -------      ------

Total                                         $8,505         $8,362      $8,284
                                              ======        =======      ======

Net income (loss) from operations              2,858         (5,910)       (218)

   Less: Preferred stock dividends
    dividends                                    260            ---         ---

   Discount attributable to beneficial
   Conversion privilege of preferred stock     1,268            ---         ---
                                              ------        -------      ------
Net income (loss) applicable to
  common stock                                $1,332        $(5,910)     $ (218)
                                              ======        =======      ======

Income (loss) per common share                $ 0.16        $ (0.71)     $(0.03)
                                              ------        -------      ------
Fully Diluted:

Average shares outstanding                     8,430          8,202       8,284

Net effect of dilutive stock
  options-based on the
  treasury stock method using
  the year-end market price,
  if higher than the average
  market price                                    82            164         ---

Total                                          8,512          8,366       8,284
                                              ======        =======      ======

Net income (loss) from operations             $2,858        $(5,910)     $ (218)

   Less: Preferred stock dividends               260            ---         ---

   Discount attributable to beneficial
   Conversion privilege of
   preferred stock                             1,266            ---         ---
                                              ------        -------      ------

Net income (loss) applicable to
  common stock                                $1,332        $(5,910)     $(218)
                                              ======        =======      ======

Income (loss) per common share                $ 0.16        $ (0.71)     $(0.03)
                                              ======        =======      ======

                                      F-37